Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of the 20th day of February, 2014 (the “Effective Date”), is entered into by and among Cohen Asia Investments Ltd., a Cayman Islands exempted company (“Cohen Asia”), Dekania Investors, LLC, a Delaware limited liability company (“Dekania”), IFMI, LLC (f/k/a Institutional Financial Markets, LLC (f/k/a Cohen Brothers, LLC (d/b/a Cohen & Company))), a Delaware limited liability company (“IFMI”), Star Asia Management Ltd., a Cayman Islands exempted company, Star Asia Capital Management, LLC, a Delaware limited liability company (“SACM”), Star Asia Advisors Ltd., a Cayman Islands exempted company (“SAA”), Star Asia Advisors II Ltd., a Cayman Islands exempted company, Star Asia Partners Ltd., a Cayman Islands exempted company (“SAP”), Star Asia Partners II Ltd., a Cayman Islands exempted company, Gotham Holdings Ltd., a Cayman Islands exempted company (“Purchaser”), for purposes of Section 7.1 hereof only, Taro Masuyama, an individual (“Masuyama”), and Malcolm MacLean, an individual (“MacLean”), and for purposes of Section 7.2 hereof only, Daniel Cohen, an individual (“Cohen”), and Institutional Financial Markets, Inc., a Maryland corporation, and a majority owner of IFMI (“Parent”).

RECITALS:

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Transaction Documents (as defined below), Purchaser desires to purchase from Dekania and Dekania desires to sell to Purchaser 4,526,162 ordinary shares of Star Asia Finance, Limited (“SAF”), a Guernsey limited liability company (the “Dekania Securities”);

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Transaction Documents, Purchaser desires to purchase from Cohen Asia and Cohen Asia desires to sell to Purchaser (i) 250 shares representing 100% of the outstanding shares (the “SAM Interests”) in Star Asia Management Ltd., (ii) 12,000 limited liability company units in SACM, (iii) 10,000 shares in SAA, and (iv) 10,000 shares in SAP (collectively, the “Cohen Asia Securities”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Transaction Documents, Purchaser desires to purchase from IFMI and IFMI desires to sell to Purchaser (i) 45,000 LLC Units (the “SAF, LLC Units”) in Star Asia Finance, LLC, a Delaware limited liability company (“SAF, LLC”), and (ii) 185,500,000 Limited Partner Interests in Star Asia Japan Special Situations LP, a Cayman Islands exempted limited partnership (the “SAJSS I Interests” and, together with the SAF, LLC Units, the “IFMI Securities”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

RECITALS, EXHIBITS, SCHEDULES; DEFINITIONS

1.1 Recitals, Exhibits, Schedules. The foregoing Recitals are true and correct and, such Recitals, together with the Schedules and Exhibits referred to hereafter and attached hereto, are hereby incorporated into this Agreement by this reference.

1.2 Definitions. Capitalized terms used in this Agreement but otherwise not defined herein shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the terms “control,” “controlling,” “controlled” and words of similar import, when used in this context, mean, with respect to any Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, management policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall Purchaser be deemed to be an Affiliate of the Selling Parties and vice versa for purposes of this Agreement or any of the Transaction Documents.

“Assets” with respect to a Person, means all properties and assets, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned or hereafter acquired by such Person.

“Assignment Agreement(s)” means the assignment agreements or similar conveyance documents pursuant to which all of the Securities will be transferred by the Selling Parties to Purchaser, individually or collectively, as the context requires.

“Balance Sheet Adjustment Amount” means an amount equal to Forty-Three Thousand Three Hundred Twenty Dollars ($43,320), which represents the amount set forth under the column “Consolidated” and the row “IFMI Equity” on the January 2014 Balance Sheet.

“Business Day” means any day other than Saturday, Sunday, or other day on which banks are authorized or required to be closed by Law in New York City, New York.

“Business Revenue” with respect to a Person for a particular period, means (i) any revenue or gains of such Person, including, without limitation, all upfront fees, base fees, incentive fees, carried interest and other similar distributions, and other fees and compensation, however characterized, earned from providing any and all services and gains on any sales of assets, less (ii) (x) any Placement Fees, (y) to the extent recorded as revenue for another Person for which “Business Revenue” is being calculated for purposes of determining amounts owed under Section 2.3(a), reimbursements under any shared services arrangement between or among SAM and any Management Company, and (z) if such Person is SACM, amortization of the GK JFA upfront fee received by SACM that is reflected as deferred revenue for SACM on the January 2014 Balance Sheet, in each case, as calculated in accordance with GAAP, consistently applied, and as set forth in such Person’s financial statements for such period. For the avoidance of doubt, except with respect to the deductions in clause (ii) of the immediately preceding sentence, there are no other deductions that are taken into account in determining a Person’s “Business Revenue”.

“Claim” means any threatened or actual Proceeding, Judgment, settlement, and/or assessment of any nature or kind.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any consent, approval, order or authorization of, or any declaration, qualification, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

“Contract” means any contract, agreement, order or commitment of any nature whatsoever, including any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, stockholders agreement, buy-sell agreement, option, warrant, debenture, subscription, call or put.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder (as in effect from time to time).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“IRS” means the United States Internal Revenue Service.

“January 2014 Balance Sheet” means the unaudited consolidated balance sheet of SAM and the Purchased Management Companies, dated as of January 31, 2014 and attached hereto as Exhibit A.

“Judgment” means any order, ruling, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

“Knowledge of SAM” means the actual knowledge of any of Lester R. Brafman, Joseph W. Pooler, Jr. and/or Rachael Fink and the knowledge that the foregoing should have obtained in the reasonable and prudent exercises of their respective duties, which duties shall include, without limitation, the obligation to confirm the accuracy of any representations and warranties set forth in this Agreement which are limited to the Knowledge of SAM.

“Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

“Liability(ies)” means a liability, obligation, claim, penalty, fine, Lien, loss, cost, expense, or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether known or unknown).

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, deposit arrangement, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the Laws of any jurisdiction or any security agreement authorizing any person to file such a financing statement, whether arising by contract, operation of law or otherwise.

“Management Company(ies)” means SACM, SAA, SAA II, SAP and SAP II, and each of their respective subsidiaries, successors and assigns, individually or collectively, as the context requires.

“Ordinary Course of Business” means an action taken by a Person that: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors/trustees or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

“Placement Fees” means, with respect to a Person, the placement or introduction fees that are due and payable by such Person and/or are or will be paid to entities that have been engaged to raise capital for the benefit of such Person.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, inquiry, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

“Purchaser Fundamental Representations” means, collectively, the representations and warranties of Purchaser contained in Sections 3.1 (Organization), 3.2 (Authority Relative to this Agreement), 3.3 (No Conflicts; No Consent), 3.4 (Brokers and Finders), and 3.5 (Investment Purpose).

“Purchased Management Companies” means SAA, SAP and SACM, and each of their respective subsidiaries, successors and assigns, individually or collectively, as the context requires.

“Purchaser Related Person” means any Person controlled by Purchaser. For purposes of the foregoing, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit agreement, as director, trustee, partner, or executor or otherwise.

“SAA II” means Star Asia Advisors II Ltd., a Cayman Islands exempted company.

“SAJSS General Partner(s) and Manager(s)” means SAJSS I General Partner, SAJSS II General Partner, SAJSS I Manager and SAJSS II Manager, individually or collectively, as the context requires.

“SAJSS I” means, collectively, Star Asia Japan Special Situations LP, a Cayman Islands exempted limited partnership, and any SAJSS I Parallel Vehicle and SAJSS I Alternative Vehicle.

“SAJSS I Alternative Vehicle” means an Alternative Vehicle (as defined in the SAJSS I Partnership Agreement).

“SAJSS I General Partner” means the general partner(s) of SAJSS I, any SAJSS I Parallel Vehicle or SAJSS I Alternative Vehicle, if any such general partner is an entity other than SAP.

“SAJSS I Manager” means the manager(s) of SAJSS I, any SAJSS I Parallel Vehicle or SAJSS I Alternative Vehicle, if any such manager is an entity other than SAA.

“SAJSS I Parallel Vehicle” means a Parallel Vehicle (as defined in the SAJSS I Partnership Agreement).

“SAJSS I Partnership Agreement” means the Amended and Restated Exempted Limited Partnership Agreement of SAJSS I, dated December 20, 2012, by and among SAP, Masuyama, and the Limited Partners (as defined therein).

“SAJSS II” means, collectively, Star Asia Japan Special Situations II LP, a Cayman Islands exempted limited partnership, and any SAJSS II Parallel Vehicle and SAJSS II Alternative Vehicle, and each of their respective successors and assigns.

“SAJSS II Alternative Vehicle” means an Alternative Vehicle (as defined in the SAJSS II Partnership Agreement).

“SAJSS II General Partner” means the general partner(s) of SAJSS II, any SAJSS II Parallel Vehicle or SAJSS II Alternative Vehicle, if any such general partner is an entity other than SAP II.

“SAJSS II Manager” means the manager(s) of SAJSS II, any SAJSS II Parallel Vehicle or SAJSS II Alternative Vehicle, if any such manager is an entity other than SAA II.

“SAJSS II Parallel Vehicle” means a Parallel Vehicle (as defined in the SAJSS II Partnership Agreement).

“SAJSS II Partnership Agreement” means the Amended and Restated Exempted Limited Partnership Agreement of SAJSS II, dated July 31, 2013, by and among SAP II, Masuyama, and the Limited Partners (as defined therein).

“SAM” means Star Asia Management Ltd., a Cayman Islands exempted company, and its successors and assigns.

“SAM Management Agreement” means the Amended and Restated Management Agreement, dated as of August 27, 2008, by and among SAM, SAF and SAF, LLC and attached hereto as Exhibit B.

“SAMJ” means Star Asia Management Japan Ltd., a Cayman Islands exempted company.

“SAP II” means Star Asia Partners II Ltd., a Cayman Islands exempted company.

“Securities” means, collectively, the Cohen Asia Securities, the Dekania Securities, and the IFMI Securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Party(ies)” means Dekania, Cohen Asia and IFMI, individually or collectively, as the context requires.

“Selling Party Fundamental Representations” means, collectively, the representations and warranties of the Selling Parties contained in Sections 4.1 (Organization), 4.2 (Authority Relative to this Agreement), 4.3 (Title), 4.4 (No Conflicts; No Consent), 4.5 (Representations with Respect to SAM), 4.6 (Brokers and Finders), 4.8 (Employees and Benefits) and 4.9 (Intellectual Property).

“Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, excise, accumulated earnings, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, or assessment, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Return” means any tax return, filing, declaration, information statement or other form or document required to be filed in connection with or with respect to any Tax.

“Transaction Documents” means any documents or instruments to be executed by the parties hereto in connection with this Agreement, including each of the Assignment Agreements, in each case, with all modifications, amendments, extensions, future advances, renewals, and substitutions thereof and thereto.

In addition, the following terms shall have the respective meanings ascribed to them in the corresponding Sections:

Term	Section

Agreement	Preamble
Cohen	Preamble
Cohen Asia	Preamble
Cohen Asia Securities	Recitals
Dekania	Preamble
Dekania Securities	Recitals
Effective Date	Preamble
Employee Benefit Plans	Section 4.8
IFMI	Preamble
IFMI Securities	Recitals
Indemnified Party	Section 6.3
Indemnifying Party	Section 6.3
Initial Purchase Price	Section 2.2
MacLean	Preamble
Masuyama	Preamble
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Indemnified Parties	Section 6.1
Purchaser Releasee	Section 7.1
Purchaser Releasor	Section 7.1
SAA	Preamble
SACM	Preamble
SAF	Recitals
SAF, LLC	Recitals
SAF, LLC Units	Recitals
SAJSS I Interests	Recitals
SAM Interests	Recitals
SAP	Preamble
Second Installment Date	Section 2.1(a)
Second Installment Dekania Securities	Section 2.1(a)
Second Purchase Price	Section 2.2
Selling Party Indemnified Parties	Section 6.2
Selling Party Releasee	Section 7.2
Selling Party Releasor	Section 7.2

ARTICLE II

PURCHASE AND SALE OF SECURITIES

2.1 Purchase and Sale of Securities. Subject to the satisfaction of the terms and conditions of this Agreement, on the Effective Date:

(a) Dekania shall, upon receipt of the Initial Purchase Price, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and purchase from Dekania, the Dekania Securities, free and clear of all Liens and Claims; provided, however, that the transfer of 2,201,212 of the Dekania Securities from Dekania to Purchaser shall, upon receipt of the Initial Purchase Price, be effected on the Effective Date, and the transfer of the remaining 2,324,950 of the Dekania Securities (the “Second Installment Dekania Securities”) from Dekania to Purchaser shall be effected as soon as practicable after the Effective Date, and in no event later than 5:00 p.m. Eastern Standard Time on Friday, March 7, 2014 (the date on which such 2,324,950 of the Dekania Securities are transferred from Dekania to Purchaser following the Effective Date, the “Second Installment Date”). The parties hereto shall use all reasonable efforts to cause the transfer of the Second Installment Dekania Securities from Dekania to Purchaser to be effected as soon as practicable after the Effective Date and in no event later than 5:00 p.m. Eastern Standard Time on Friday, March 7, 2014, provided that IFMI shall not be required to effectuate such transfer until receipt of the Second Purchase Price;

(b) Cohen Asia shall, upon receipt of the Initial Purchase Price, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and purchase from Cohen Asia, the Cohen Asia Securities, free and clear of all Liens and Claims;

(c) IFMI shall, upon receipt of the Initial Purchase Price, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and purchase from IFMI, the SAJSS I Interests, free and clear of all Liens and Claims;

(d) IFMI shall, upon receipt of the Initial Purchase Price, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and purchase from IFMI, (i) the domain name “starasiamanagement.com” and (ii) the SAF, LLC Units, in each case, free and clear of all Liens and Claims; provided, however, that such transfer of the SAF, LLC Units from IFMI to Purchaser (or, in lieu of Purchaser, such Person that is controlled by an Affiliate of Purchaser) shall be effected following the Effective Date on April 1, 2014 by the managing member of SAF, LLC pursuant to, and in accordance with, Section 11.3 of the First Amended and Restated Operating Agreement of SAF, LLC, dated as of March 2, 2007; and

(e) Each Selling Party, on behalf of itself and its controlled Affiliates, hereby relinquishes and waives any claims to any ownership interest that each such Selling Party has or may have in, SAA II and SAP II.

2.2 Purchase Price. In consideration of the purchase by Purchaser of the Securities, Purchaser shall pay to IFMI (i) on the Effective Date, an amount equal to Thirteen Million Three Hundred Thirty-Nine Thousand Forty-five Dollars ($13,339,045), plus the Balance Sheet Adjustment Amount (the “Initial Purchase Price”), and (ii) on the Second Installment Date, an amount equal to

Six Million Six Hundred Sixty Thousand Nine Hundred Fifty-Five Dollars ($6,660,955) (the “Second Purchase Price” and, together with the Initial Purchase Price, the “Purchase Price”). All payments made under this Agreement shall be by wire transfer of immediately available funds to such account(s) as designated in writing by the receiving party.

2.3 Business Revenue Payments.

(a) For the period beginning February 1, 2014 through March 31, 2014 and for each calendar quarter thereafter through the later of (i) January 31, 2018, and (ii) the end of the Term (as defined in the SAJSS II Partnership Agreement), Purchaser, SAM, SAM’s subsidiaries, the Management Companies and/or the SAJSS General Partners and Managers shall pay to IFMI an amount equal to fifteen percent (15%) of the Business Revenue of SAM, SAM’s subsidiaries, each Management Company, and each SAJSS General Partner and Manager for such calendar quarter; provided, however, that, following the end of the Term and until SAA, SAA II, SAP, SAP II and each SAJSS General Partner and Manager are no longer entitled to any payments and/or distributions from SAJSS I and SAJSS II, then Purchaser and/or the SAJSS General Partners and Managers shall also pay to IFMI an amount equal to fifteen percent (15%) of the Business Revenue of SAA, SAA II, SAP, SAP II and each SAJSS General Partner and Manager for services rendered to SAJSS I and/or SAJSS II. Payments of the Business Revenue with respect to SAM, SAM’s subsidiaries, each Management Company and each of the SAJSS General Partners and Managers pursuant to this Section 2.3(a) shall be made to IFMI quarterly within five (5) Business Days following Purchaser’s delivery to the Selling Parties of SAM’s and its subsidiaries’, such Management Company’s and SAJSS General Partner and Manager’s quarterly financial statements within forty-five (45) calendar days after the end of the calendar quarter then ended.

(b) Following the Effective Date, and until the one (1)-year anniversary of the final payment under Section 2.3(a), Purchaser or its Affiliate(s) shall maintain at its expense detailed, accurate, full and complete records and books of account which relate to the calculation of any payments made by Purchaser, SAM, SAM’s subsidiaries, the Management Companies and/or the SAJSS General Partners and Managers to IFMI pursuant to Section 2.3(a) at Purchaser’s office, and the Selling Parties and their duly authorized representatives shall have the right, once during each calendar quarter, during normal business hours, under reasonable circumstances and no earlier than three (3) Business Days following written notice from any Selling Party to Purchaser, to examine and/or audit such records and books of account in the possession or under the control of Purchaser, and to make copies and/or extracts therefrom, at the Selling Parties’ expense. Purchaser or IFMI, as the case may be, shall promptly pay to the other party any deficiency or repay any overpayment determined (and, if required by Purchaser and/or IFMI, verified by a nationally recognized independent certified public accounting firm) to have been made or to be due under this Agreement as a result of such examination and/or audit. In the event that such accounting firm shall verify a deficiency in the aggregate payments required under Section 2.3(a) for a calendar quarter in any such examination and/or audit in an amount that exceeds five percent (5%) of such aggregate payments, provided that such amount also exceeds Fifteen Thousand Dollars ($15,000), Purchaser shall pay to IFMI the reasonable cost actually paid by IFMI to any third party in connection with such examination and/or audit, including, but not limited to, the reasonable legal and accounting fees of advisors retained by the Selling Parties in connection therewith; provided, however, that Purchaser shall be under no obligation to pay to IFMI any such reasonable costs unless Purchaser is provided with at least two (2) Business Days’ prior written notice of the engagement of such third party and the estimated costs to be incurred by it with respect to such third party. In the event that such accounting firm shall verify that no deficiency existed in the aggregate payments required under Section 2.3(a) for the calendar quarter(s) that are the subject of such examination and/or audit, IFMI shall pay to Purchaser the reasonable costs actually paid by Purchaser, SAM, SAM’s subsidiaries, the Management Companies and/or the SAJSS General Partners and Managers to any third party in connection with such examination and/or audit, including, but not limited to, the reasonable legal and accounting fees of advisors retained by the Selling Parties in connection therewith; provided, however, that IFMI shall be under no obligation to pay to Purchaser any such reasonable costs unless IFMI is provided with at least two (2) Business Days’ prior written notice of the engagement of such third party and the estimated costs to be incurred by it with respect to such third party.

(c) Following the Effective Date, if any Over-Payment (as defined in the SAJSS I Partnership Agreement and/or the SAJSS II Partnership Agreement, as applicable) is determined to exist under the SAJSS I Partnership Agreement and/or the SAJSS II Partnership Agreement and IFMI has received any payment under Section 2.3(a) where revenue attributable to such Over-Payment was included in determining the amount of such payment, then IFMI shall pay to Purchaser an amount equal to (i) fifteen percent (15%), multiplied by (ii) the amount of such Business Revenue attributable to such Over-Payment (net of any Placement Fees attributable to the revenue subject to the Over-Payment).

2.4 Allocation. For U.S. federal income tax purposes (and state, local, and foreign tax purposes where applicable), the parties agree that the Purchase Price shall be allocated to the Securities in accordance with methodology set forth on Schedule 2.4. For all Tax and financial reporting purposes, the parties agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, subject to the requirements of any applicable Law or except as may be adjusted by subsequent agreement following an audit by the IRS or by any Judgment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to the Selling Parties:

3.1 Organization. Purchaser is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite power and authority to own, lease and operate its properties and to conduct its operations as now being conducted, and to enter into this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Purchaser is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.2 Authority Relative to this Agreement.

(a) Purchaser has the full company power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder. Purchaser’s execution, delivery and performance of this Agreement and each of the Transaction Documents to which Purchaser is a party and the consummation of the transactions hereby and thereby have been duly and validly authorized by all requisite action on the part of Purchaser.

(b) This Agreement has been duly and validly executed and delivered by Purchaser, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Transaction Documents to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Conflict; No Consent.

(a) Neither the execution and delivery of this Agreement or any Transaction Document to which Purchaser is a party, nor the performance of the transactions contemplated hereby or thereby will: (i) result in or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), breach or violation (or give rise to any right of termination, modification, acceleration, or cancellation of or result in the creation or imposition of any Lien of any nature whatsoever on the Assets of Purchaser or give any other Person any interests or rights therein) of, any Contract or instrument to which Purchaser is a party or by which any portion of Purchaser’s Assets may be bound, or (iii) violate any Law or Judgment applicable to Purchaser.

(b) Except as set forth on Schedule 3.3(b), neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby requires Purchaser or any of the Management Companies to obtain any Consent under any contract, agreement or Law which is binding upon any of Purchaser or any of the Management Companies.

3.4 Brokers and Finders. There is no Person acting on behalf of Purchaser as placement agent in connection with the transactions contemplated by this Agreement or the Transaction Documents and there is no Person acting on behalf of Purchaser who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

3.5 Investment Purpose. Purchaser understands that the Securities are not registered under the Securities Act or any applicable state or foreign securities Laws. Purchaser is acquiring the Securities as principal for Purchaser’s own account or for the account of any of its Affiliates for investment only and not with a view to or for the purpose of distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state or foreign securities Laws. Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution in a public offering of any of the Securities (or any securities which are derivatives thereof, if applicable) to or through any person or entity; Purchaser is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered as a broker-dealer.

3.6 Pre-Closing Liabilities. Neither Masuyama nor MacLean has caused SAM, SAMJ, or any Management Company to incur any Liabilities or defer any Business Revenue of SAM, SAMJ, and/or any Management Company prior to the date of the Effective Date, other than those Liabilities incurred in the Ordinary Course of Business. Notwithstanding anything contrary in this Agreement or the Transaction Documents, neither Masuyama nor MacLean shall have any personal liability, whether at contract, equity or otherwise, to the Selling Parties, any of their respective Affiliates or any other Person for any claims arising under this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

3.7 Independent Investment Decision. Purchaser has evaluated, independently of the Selling Parties, the merits of its decision to purchase the Securities pursuant to this Agreement and the Transaction Documents. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Selling Parties to Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as set forth and disclosed in the Schedules attached to this Agreement and made a part hereof, the Selling Parties hereby make the following representations and warranties to Purchaser:

4.1 Organization. Each Selling Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to own, lease and operate its properties and to conduct its operations as now being conducted, and to enter into this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Selling Party is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on the ability of such Selling Party to consummate the transactions contemplated hereby.

4.2 Authority Relative to this Agreement.

(a) Each Selling Party has the full company power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Selling Party’s execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions hereby and thereby have been duly and validly authorized by all requisite action on the part of such Selling Party.

(b) This Agreement has been duly and validly executed and delivered by each Selling Party, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid, and binding agreement of such Selling Party, enforceable against such Selling Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Transaction Documents to which each Selling Party is a party has been duly and validly executed by such Selling Party and assuming due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid, and binding agreement of such Selling Party, enforceable against such Selling Party in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 Title. Each Selling Party owns the Securities set forth on Schedule 4.3, free and clear of any Liens or Claims, and the Securities have been duly authorized and are validly issued, fully paid and non-assessable. The Securities are currently uncertificated, and no certificate or other similar instrument is required to be printed in order to transfer the Securities as provided herein. Each Selling Party has the power and authority to sell, transfer and assign the Securities owned by such Selling Party as provided for in this Agreement and immediately following such sale of the Securities pursuant to this Agreement, Purchaser will be the sole owner of the Securities, free and clear of any Liens or Claims.

4.4 No Conflict; No Consent.

(a) Neither the execution and delivery of this Agreement or any Transaction Document, nor the performance of the transactions contemplated hereby or thereby will: (i) violate or conflict with the organizational or constituent documents of any Selling Party, (ii) result in or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), breach or violation (or give rise to any right of termination, modification, acceleration, or cancellation of or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Securities or give any other Person any interests or rights therein) of, any written contract or instrument to which any Selling Party is a party or by which any portion of such Selling Party’s Assets may be bound, or (iii) violate any Law or Judgment applicable to any Selling Party.

(b) Except as set forth on Schedule 4.4(b), neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby requires any of the Selling Parties, SAF, LLC, SAF,

SAM or any of the Purchased Management Companies to obtain any Consent under any contract, agreement or Law which is binding upon any of the Selling Parties, SAF, LLC, SAF, SAM or any of the Purchased Management Companies.

4.5 Representations with Respect to SAM. Cohen Asia owns all of the SAM Interests and the SAM Interests represent all of the outstanding shares in SAM. Other than SAMJ, SAM has no other subsidiaries, and all of the outstanding capital of SAMJ is owned directly or indirectly by SAM.

4.6 Brokers and Finders. There is no Person acting on behalf of any Selling Party as placement agent in connection with the transactions contemplated by this Agreement or the Transaction Documents and there is no Person acting on behalf of any Selling Party who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

4.7 January 2014 Balance Sheet. Purchaser has been provided with a copy of the January 2014 Balance Sheet. Except to the extent reflected in the notes thereto, the January 2014 Balance Sheet was prepared from the books and records of SAM and the Purchased Management Companies and in a manner consistent with SAM’s and the Purchased Management Companies’ prior preparation of their respective financial statements.

4.8 Employees and Benefits.

(a) Parent, the Selling Parties and each of their Affiliates (and other entities that would be treated together with any of them as a single employer within the meaning of Section 414 of the Code) have, in the past six (6) years, complied in all material respects with United States Law and applicable plan and contractual obligations with respect to (i) each employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, retention, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement under which any of them contributes or has had any Liability within the past six (6) years (collectively, the “Employee Benefit Plans”), and (ii) all United States federal, state, and local labor and employment laws, rules and regulations applicable to their business and their employees and other service providers, including without limitation those laws relating to worker classification, immigration, worker protection and plant shutdown, equal employment opportunities, wage and hour standards, discrimination in employment, disability rights or benefits, plant closure issues, affirmative action, workers’ compensation, employee leave issues, occupational health and safety requirements, unemployment insurance, collective bargaining, and employee benefits (including ERISA). No Employee Benefit Plan is or ever was a multiemployer plan within the meaning of ERISA Section 3(37), a multiple employer welfare arrangement within the meaning of ERISA Section 3(40)(A), or subject to Title IV of ERISA, ERISA Section 302, or Code Section 412 or 430. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in Purchaser’s assumption of or future Liability relating to any Employee Benefit Plan.

(b) Each of MacLean, Masuyama, Frank Poljevka and Brian Talton constitute a “M&A qualified beneficiary” (as such term is defined under Treasury Regulations section 54.4980B-9, Q&A-4(b)), as a result of the transactions contemplated by this Agreement and the Transaction Documents.

4.9 Intellectual Property.

(a) Neither SAM nor SAMJ own any registered or pending patent, trademark, service mark or copyright applications or registrations. Neither SAM nor SAMJ has received any written notice and, to the Knowledge of SAM, there are no facts, allegations or other indications that the intellectual property currently used in the operation of SAM’s or SAMJ’s business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or is otherwise violating, any third party intellectual property, and there is no pending or, to the Knowledge of SAM, threatened Claim asserting the invalidity, misuse or unenforceability of any such intellectual property or otherwise challenging any of SAM’s or SAMJ’s rights in or use of such intellectual property.

(b) IFMI owns the domain name “starasiamanagement.com”.

4.10 Managing Member of SAF; Directors. SAF is the managing member of SAF, LLC. Schedule 4.10 sets forth the members of the board of directors of each of SAM, SAF, SACM, SAA and SAP. Each of the directors of SAA, SACM, SAM and SAP listed on Schedule 4.10 has been duly elected as a director of the entity set forth opposite his respective name. There are no directors of SAF, LLC.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

The parties agree and acknowledge that the following terms and conditions, each of which was a condition to the parties hereto entering into this Agreement, are true and/or have been satisfied:

5.1 Execution of Transaction Documents. Each party hereto has executed the Transaction Documents to which it is a party, and has delivered such Transaction Documents to all other parties thereto.

5.2 No Injunctions. No provision of any applicable Law and no Judgment prohibits the consummation of the transactions contemplated under this Agreement and under the Transaction Documents or prohibits or restricts Purchaser or its Affiliates from owning any of the Securities in accordance with the terms hereof and thereof and no Proceeding has been commenced by a Governmental Authority seeking to effect any of the foregoing.

5.3 Consents. Each of the Consents described on Schedule 3.3(b) and Schedule 4.4(b) have been received and evidence of such receipt have been delivered to each of the parties hereto.

5.4 Resignations. Effective as of the Effective Date, each of Daniel G. Cohen, James J. McEntee, III and Joseph W. Pooler, Jr. have resigned from all positions that such individual held, whether as an officer and/or director or otherwise, with each of SAM, SAF, SAF, LLC, each of the Management Companies, and each of their respective subsidiaries, as applicable, as of such date.

5.5 Public Announcements. Purchaser and the Selling Parties have agreed to the initial press release to be issued, and the Form 8-K to be filed, in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE VI

INDEMNIFICATION

6.1 The Selling Parties’ Obligation to Indemnify. The Selling Parties hereby agree to defend, indemnify and hold harmless Purchaser and its Affiliates (including, without limitation, any Purchaser Related Person), and their respective directors, managers, officers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Purchaser Indemnified Parties”), from and against any and all Liabilities whatsoever (including reasonable fees of legal counsel and related disbursements) incurred or suffered by the Purchaser Indemnified Parties as a result of or related to: (i) any misrepresentation or breach of any representation or warranty made by the Selling Parties in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (ii) any breach of any covenant, agreement or obligation of the Selling Parties contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. The Selling Parties hereby also agree to defend, indemnify and hold harmless the Purchaser Indemnified Parties for the Claims set forth on Schedule 6.1. Notwithstanding anything to the contrary contained in this Section 6.1 or anywhere else in this Agreement or in the Transaction Documents, the aggregate amount of indemnification which may be sought, claimed and/or recovered by the Purchaser Indemnified Parties (collectively) from the Selling Parties pursuant to Section 6.1(i) for any Selling Party’s misrepresentation or breach of any representation or warranty made by the Selling Parties in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, shall not, under any circumstances, exceed an amount equal to One Million Dollars ($1,000,000) in the aggregate. The Selling Parties shall not be liable under this Section 6.1 for any indemnification Claims for a breach by any Selling Party of Section 4.4(b) with respect to SAF, SAF, LLC and/or SAM if MacLean and/or Masuyama had actual knowledge of such breach as of the Effective Date.

6.2 Purchaser’s Obligation to Indemnify. Purchaser agrees to defend, indemnify and hold harmless the Selling Parties and each of their Affiliates, and their respective directors, managers, officers, partners, employees, agents and representatives, and the successors and assigns of each of the foregoing (collectively, the “Selling Party Indemnified Parties”), from and against any and all Liabilities whatsoever (including reasonable fees of legal counsel and related disbursements) incurred or suffered by the Selling Party Indemnified Parties as a result of or related to: (i) any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement, the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (iii) any Liabilities of SAM,

SAMJ and/or any Management Company and/or any of their respective controlled Affiliates whether arising before or after the Effective Date (other than for Claims set forth on Schedule 6.1); or (iv) the operation of SAM, SAMJ and/or any Management Company, whether arising before or after the Effective Date (other than for Claims set forth on Schedule 6.1). Notwithstanding anything to the contrary contained in this Section 6.2 or anywhere else in this Agreement or in the Transaction Documents, the aggregate amount of indemnification which may be sought, claimed and/or recovered by the Selling Party Indemnified Parties (collectively) from Purchaser pursuant to this Section 6.2 for a breach of Section 3.6 shall not, under any circumstances, exceed an amount equal to One Million Dollars ($1,000,000).

6.3 Indemnification Procedures. If any Claim or demand shall be brought or asserted against any party (the “Indemnified Party”) in respect of which indemnity may be sought pursuant to this Article VI, the Indemnified Party shall promptly give written notice thereof to the party against whom such indemnity may be sought (the “Indemnifying Party”); provided, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure. The notice shall state in reasonable detail the information then available regarding the amount of the Claim or damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted. If within thirty (30) calendar days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party acknowledging its obligation to indemnify and stating that it intends to defend against such Claim or damages at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed) and the sole power to direct and control such defense, shall be by the Indemnifying Party. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense. Notwithstanding the foregoing, in connection with any claim in which the Indemnified Party reasonably concludes, based upon the advice of its counsel, that (i) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim, (ii) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to such Indemnifying Party, or (iii) such Claim involves the seeking of non-monetary relief, the Indemnifying Party shall have the right to participate in, but not direct, the defense of such Claim on behalf of the Indemnified Party. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of its own counsel and one (1) counsel (including any local counsel) to the Indemnified Party. Any such separate firm sought to be retained by the Indemnified Party with respect to which the Indemnified Party seeks to be indemnified by the Indemnifying Party shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any Proceeding effectuated by the Indemnified Party without its written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if no such notice of intent to dispute and defend is given by the Indemnifying Party with regard to an indemnifiable Claim hereunder, or if such diligent good faith defense is not being or ceases to be conducted with regard to the indemnifiable Claim, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such Claim or damages with counsel selected by the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any Claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, the Indemnifying Party shall have the right to settle any such Claims if (i) no admission of guilt is required of the Indemnified Party, (ii) no preliminary injunction is awarded as a result of such settlement, (iii) the Indemnified Party is entitled to indemnification hereunder for all amounts paid and/or to be paid in connection with such settlement, (iv) the Indemnified Party receives a full release from all Claims to which such settlement relates, (v) there is no adverse impact on any contractual rights of any Indemnified Party under any agreement giving rise to such Claim, and (vi) the terms of the settlement remain subject to customary and reasonable confidentiality requirements.

6.4 Sole and Exclusive Remedy; Specific Performance. The right of any party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VI shall be the sole and exclusive right and remedy by the parties hereto with respect to any breach by any party hereto of any representation, warranty, covenant, agreement or obligation made in or arising out of this Agreement or any of the Transaction Documents; provided, that, in addition to any right of any party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VI, each party acknowledges that each other party would not have an adequate remedy at law for money damages in the event that any obligations under Sections 2.1 and/or 2.2 have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to seek specific enforcement of obligations under Sections 2.1 and/or 2.2 with respect to any breach thereof and any other equitable remedy to which such parties may be entitled in connection with such breach.

ARTICLE VII

RELEASE

7.1 Purchaser Release. Effective as of the Effective Date, each of MacLean, Masuyama and Purchaser (on its own behalf and on behalf of its Affiliates) (each a “Purchaser Releasor”) hereby releases and forever discharges each of Cohen, Parent, the Selling Parties and each of their respective Affiliates, directors, managers, officers, partners, members, employees, shareholders, investors, insurers, benefit plan fiduciaries, subcontractors, agents, attorneys, representatives, and the successors and assigns of each of the foregoing (each a “Purchaser Releasee”) from any and all Liabilities which each Purchaser Releasor has, had, or may hereafter have against each Purchaser Releasee arising contemporaneously with or prior to the Effective Date; provided, however, that nothing contained herein shall operate to release any obligations or Liabilities of any Purchaser Releasee arising under or from (a) this Agreement; (b) any agreement, instrument or document given pursuant to or in connection with this Agreement (including the Transaction Documents); or (c) any Purchaser Party Releasee’s commission or acts of fraud, embezzlement, theft or criminal misconduct. Effective as of the Effective Date, each Purchaser Releasor hereby covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Purchaser Releasee involving any matter covered by the release provided for in this Section 7.1. Purchaser agrees to indemnify and hold harmless each Purchaser Releasee of and from any and all Claims (and the reasonable fees and disbursements of counsel in connection therewith) by any Purchaser Releasor involving any matter covered by the release provided for in this Section 7.1.

7.2 The Selling Parties’ Release. Effective as of the Effective Date, each of Cohen, Parent and each Selling Party (on its own behalf and on behalf of its Affiliates) (each a “Selling Party Releasor”) hereby releases and forever discharges each of Maclean, Masuyama and Purchaser and each of their respective Affiliates, directors, managers, officers, partners, members, employees, shareholders, investors, insurers, benefit plan fiduciaries, subcontractors, agents, attorneys, representatives, and the successors and assigns of each of the foregoing (each a “Selling Party Releasee”) from any and all Liabilities which each Selling Party Releasor has, had, or may hereafter have against each Selling Party Releasee arising contemporaneously with or prior to the Effective Date; provided, however, that nothing contained herein shall operate to release any obligations or Liabilities of any Selling Party Releasee arising under or from (a) this Agreement; (b) any agreement, instrument or document given pursuant to or in connection with this Agreement (including the Transaction Documents); or (c) any Selling Party Releasee’s commission or acts of fraud, embezzlement, theft or criminal misconduct. Effective as of the Effective Date, each Selling Party Releasor hereby covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Selling Party Releasee involving any matter covered by the release provided for in this Section 7.2. Each of Parent and each of the Selling Parties agrees to indemnify and hold harmless each Selling Party Releasee of and from any and all Claims (and the reasonable fees and disbursements of counsel in connection therewith) by any Selling Party Releasor involving any matter covered by the release provided for in this Section 7.2.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses. Except as otherwise provided herein, all fees, commissions, and other expenses incurred by any party in connection with the negotiation of this Agreement and the Transaction Documents and in preparing to consummate the transactions contemplated hereby and thereby, including the fees and expenses of their respective counsel and other advisors, shall be borne by the party incurring such fee, commission, or expense.

8.2 Interpretation. In this Agreement, unless the express context otherwise requires: (i) the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words “Article” or “Section” refer to the respective Article and Section of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibit and Schedule annexed hereto; (iii) references to a “party” mean a party to this Agreement and include references to such party’s permitted successors and permitted assigns; (iv) references to a “third party” mean a Person not a party to this Agreement; (v) the terms “dollars” and “$” mean United States dollars; and (vi) wherever the word “include”, “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation”.

8.3 Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to any Selling Party (constituting notice to all of the Selling Parties), Cohen or Parent:	Institutional Financial Markets, Inc. Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania 19104 Attn: Joseph W. Pooler, Jr. Facsimile: (215) 701-9555 E-mail: jpooler@ifmi.com

With a copy to (which shall not constitute notice):	Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103 Attn: Darrick M. Mix Facsimile: (215) 239-4958 Email: dmix@duanemorris.com

If to Purchaser, SAM, the Management Companies, Masuyama or MacLean:

Malcolm MacLean

Broadway Plaza

520 Broadway, Suite 350

Santa Monica, California 90401

Facsimile: (310) 693-9272

Email: mmaclean@starasiamanagement.com

Taro Masuyama

610 Fifth Avenue, #5435

New York, New York 10185

Facsimile: (302) 729-5661

tmasuyama@starasiamangement.com

With a copy to (which shall not constitute notice):	Paul Hastings LLP Attn: John A. Cahill, Esq. Facsimile: (212) 230-7682 Email: johncahill@paulhastings.com unless the address is changed by the party by like notice given to the other parties. Notice shall be in writing and shall be deemed delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) Business Days after deposit of same in a regularly maintained U.S. mail receptacle; (ii) if mailed by Federal Express (FedEx), the United Parcel Service (UPS), or another nationally recognized overnight courier service, next business morning delivery, then one (1) Business Day after deposit of same in a regularly maintained receptacle of such overnight courier; (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., New York City time, on a Business Day; or (iv) when transmitted via telecopy (or other facsimile device) to the number set out above or transmitted by electronic mail if the sender on the same day sends written confirmation of such transmission via one of the methods described in clauses (i)-(iii). Any notice hand delivered after 5:00 p.m. New York City time, shall be deemed delivered on the following Business Day.

8.4 Entire Agreement. This Agreement and (i) the Exhibits and Schedules attached hereto and (ii) the documents delivered pursuant hereto, including the Transaction Documents, collectively, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written.

8.5 Assignment. Other than the Selling Parties, no party hereto may sell or assign this Agreement or any of the Transaction Documents, or any portion hereof or thereof or any rights hereunder or thereunder, either voluntarily or by operation of law, nor delegate any of their respective duties or obligations hereunder or thereunder, without the prior written consent of each of the other parties; provided, however, that no such assignment shall relieve the assigning party of any of their obligations under this Agreement or any of the Transaction Documents; provided, that, Purchaser may assign all or any portion of its rights hereunder or thereunder to any Affiliate of Purchaser, or any Person controlled by any Affiliate of Purchaser; provided, further, that no such assignment shall relieve Purchaser of any of its duties under this Agreement or such Transaction Documents.

8.6 Binding Effect. This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

8.7 Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment, modification or change.

8.8 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

8.9 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

8.10 Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Agreement, and the same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

8.11 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

8.12 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The parties further agree that any action between them shall be heard in the State of Delaware, and expressly consent to the jurisdiction and venue of the state and federal courts sitting in the State of Delaware, for the adjudication of any civil action asserted pursuant to this Agreement.

8.13 Survival. The covenants and agreements made by the Selling Parties and Purchaser herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative. The representations and warranties made by the Selling Parties and Purchaser herein shall survive for a period of twelve (12) months following the Effective Date, provided, however, that the Selling Party Fundamental Representations and the Purchaser Fundamental Representations shall survive for a period of three (3) years following the Effective Date.

8.14 Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a day other than a Business Day, then the time for such performance shall be extended until the next Business Day thereafter occurring.

8.15 Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

8.16 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, then the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.17 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein. Notwithstanding the foregoing, the Selling Party Indemnified Parties and the Purchaser Indemnified Parties are intended third-party beneficiaries of this Agreement for purposes of Article VI of this Agreement, the Selling Party Releasees and the Purchaser Releasees are intended third-party beneficiaries of this Agreement for purposes of Article VII of this Agreement and SAF and SAF, LLC are intended third-party beneficiaries of this Agreement for purposes of Section 6.2.

8.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL,

KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH SUCH PARTIES ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PURCHASER TO PURCHASE THE SECURITIES.

8.19 Press Releases and Communications. Subject to Section 5.5, no press release or public announcement related to this Agreement, the Transaction Documents and/or the transactions contemplated hereby and thereby shall be issued or made by any party without the joint approval of Purchaser and the Selling Parties, unless the disclosure of such press release or public announcement is required (in the reasonable opinion of counsel) by Law (including any disclosure obligations under the Securities Exchange Act of 1934, as amended), in which case Purchaser shall have the right, to the extent practicable, to review such press release or public announcement prior to its publication; provided, that, in the event such press release or public announcement contains any material information that is inconsistent with the initial press release or Form 8-K filing referenced in Section 5.5, or otherwise contains any disparaging remarks with respect to Purchaser, any of its Affiliates or the Securities, in Purchaser’s reasonable discretion, Purchaser shall have the right to comment on such press release or public announcement and such press release or public announcement shall not be issued without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, for the avoidance of doubt, Purchaser shall not be deemed to have unreasonably withheld, conditioned or delayed its consent if, in Purchaser’s reasonable judgment, such press release or public announcement contains any disparaging remarks with respect to Purchaser, any of its Affiliates or the Securities, in each case that would, in Purchaser’s reasonable judgment, have an adverse impact on Purchaser or any of its Affiliates).

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date and year first set forth above.

COHEN ASIA INVESTMENTS LTD.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Chief Financial Officer

DEKANIA INVESTORS, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Chief Financial Officer

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

STAR ASIA MANAGEMENT LTD.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Director

STAR ASIA CAPITAL MANAGEMENT, LLC

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Member

STAR ASIA ADVISORS LTD.

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Director

[Signature Page to Securities Purchase Agreement]

STAR ASIA ADVISORS II LTD.

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Director

STAR ASIA PARTNERS LTD.

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Director

STAR ASIA PARTNERS II LTD.

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Director

GOTHAM HOLDINGS LTD.

By:	/s/ Malcolm F. MacLean IV
Name:	Malcolm F. MacLean IV
Title:	Director

SOLELY WITH RESPECT TO SECTION 7.1

/s/ Taro Masuyama
Taro Masuyama

/s/ Malcolm F. MacLean IV
Malcolm F. MacLean IV

[Signature Page to Securities Purchase Agreement]

SOLELY WITH RESPECT TO SECTION 7.2

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

/s/ Daniel Cohen
Daniel Cohen

[Signature Page to Securities Purchase Agreement]

Schedules to Securities Purchase Agreement

Schedule 2.4 – Allocation

Schedule 3.3(b) – No Conflict; No Consent

Schedule 4.3 – Title

Schedule 4.4(b) – No Conflict; No Consent

Schedule 4.10 – Managing Member of SAF; Directors

Schedule 6.1 – The Selling Parties’ Obligation to Indemnify